Exhibit 99.1

Goodness Growth Holdings Announces Name Change to Vireo Growth Inc.

– Subordinate voting shares expected to begin trading under new ticker symbols on July 8, 2024 –

–Ticker symbol “VREO” on the CSE in Canada (CSE: VREO); “VREOF” on OTCQX Market (OTCQX: VREOF) –

MINNEAPOLIS – July 1, 2024 – Vireo Growth Inc. (formerly Goodness Growth Holdings, Inc.) ("Vireo" or the "Company") (CSE: GDNS; OTCQX: GDNSF), a cannabis company committed to providing safe access, quality products and great value to its customers, today announced that it has changed its name to Vireo and anticipates, pending final regulatory approval, that effective at market open on or about July 8, 2024, its subordinate voting shares will begin trading as "Vireo Growth Inc." under the ticker symbol “VREO” on the Canadian Securities Exchange (CSE: VREO) and on the OTCQX Market in the United States under ticker symbol “VREOF” (OTCQX: VREOF) in connection with the Company's name change effected June 25, 2024.

The name change will not affect the rights of the Company's shareholders. There will be no consolidation of capital associated with the name change. Shareholders will not be required to take any action in connection with the name change. Issued certificates representing subordinate and multiple voting shares in the capital of the Company will not be affected by the name change and will not need to be exchanged.

The New CUSIP associated with the listed subordinate voting shares is: 92767B105

The New ISIN associated with the listed subordinate voting shares is: CA92767B1058

The Company's Chief Executive Officer Josh Rosen commented, “As we have previously discussed, our name change to Vireo reflects a return to our roots and focus as a cannabis industry operator. We are proud of the Vireo brand name and its importance in our heritage, and believe Vireo appropriately reflects our corporate identity to all stakeholders.”

About Vireo & Goodness Growth

Vireo (Goodness Growth) was founded as a pioneer in medical cannabis in 2014 and we are fueled by an entrepreneurial drive that sustains our ongoing commitment to serve and delight our key stakeholders, most notably our customers, our employees, our shareholders, our industry collaborators, and the communities in which we live and operate. We work every day to get better and our team prioritizes 1) empowering and supporting strong local market leaders and 2) strategic, prudent capital and human resource allocation. For more information, please visit www.vireohealth.com.

Contact Information

Investor Inquiries:

Sam Gibbons

Investor Relations

investor@vireohealth.com

(612) 314-8995

Media Inquiries:

Amanda Hutcheson

Senior Manager, Communications

amandahutcheson@goodnessgrowth.com
(919) 815-1476